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                                  Exhibit 23.2

                         Consent of Yossi Avraham & Co.

                       [LETTERHEAD OF YOSSI AVRAHAM & CO.]



                                                                 August 4, 2003

By Fax

InkSure Technologies Inc.
Attn: Mr. Eyal Bigon, CFO

Re: InkSure Technologies Inc. - Form SB-2

We hereby confirm our consent to use the name of this law firm in connection with the Risk Factors under the headlines: "Under current Israeli law, InkSure Ltd. may not be able to enforce covenants not to compete which could have a negative effect on our operations in Israel"; "We are a co-defendant in a litigation, and we could incur significant liabilities in defense of this lawsuit or in damages if our defense is unsuccessful" and "Under Israeli law our stockholders may face difficulties in the enforcement of civil liabilities against our subsidiary, InkSure Ltd., its officers, directors or professional advisors."


                                                         Very truly yours,

                                                         /s/ Yossi Avraham & Co.

                                                         YOSSI AVRAHAM & CO.